                               EXHIBIT (15)(a)

                                   Schedule C
                                     to the
                             Distribution Agreement
                     between The Riverfront Funds, Inc. and
                     BISYS Fund Services Limited Partnership
               August 1, 1994, as amended as of November 17, 1995

              INVESTOR A DISTRIBUTION AND SHAREHOLDER SERVICE PLAN
                                  AND AGREEMENT

         This Plan (the "Investor A Plan") constitutes a distribution and shareholder service plan of The Riverfront Funds, Inc., a Maryland corporation (the "Fund"), adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act"). The Investor A Plan relates to the Investor A Shares of those investment portfolios identified on Schedule B to the Fund's Distribution Agreement and as amended from time to time (the "Investor A Plan Portfolios").

         SECTION 1. Each Investor A Plan Portfolio shall pay to BISYS Fund Services Limited Partnership, an Ohio limited partnership and the distributor (the "Distributor") of the Fund's capital stock, par value $.001 per share, of its Investor A class (the "Investor A Shares"), a fee in an amount not to exceed on an annual basis .25% of the average daily net asset value of the Investor A Shares of such Investor A Plan Portfolio (the "Investor A Plan Fee") for: (a)
(i) efforts of the Distributor expended in respect of or in furtherance of sales of Investor A shares, and (ii) to enable the Distributor to make payments to banks and other institutions and broker/dealers (a "Participating Organization") for distribution assistance and/or shareholder service pursuant to an agreement with the Participating Organization; and (b) reimbursement of expenses (i) incurred by the Distributor, and (ii) incurred by a Participating Organization pursuant to an agreement in connection with distribution assistance and/or shareholder service including, but not limited to, the reimbursement of expenses relating to printing and distributing prospectuses to persons other than Shareholders of an Investor A Plan Portfolio, printing and distributing advertising and sales literature and reports to Shareholders used in connection with the sale of Investor A Shares, and personnel and communication equipment used in servicing Shareholder accounts and prospective shareholder inquiries. For purposes of the Investor A Plan, a Participating Organization may include any of the Distributor's affiliates or subsidiaries.

         SECTION 2. The Investor A Plan Fee shall be paid by the Investor A Plan Portfolio to the Distributor only to compensate or to reimburse the Distributor for payments or expenses incurred pursuant to Section 1.

         SECTION 3. The Investor A Plan shall not take effect with respect to the Investor A Shares of any subsequently created Investor A Plan Portfolio until it has been approved by a vote of at least a majority of the outstanding Investor A Shares of such Investor A Plan Portfolio.

         SECTION 4. The Investor A Plan shall not take effect until it has been approved, together with any related agreements, by votes of the majority (or whatever greater percentage may, from time to time, be required by Section 12(b) of the 1940 Act or the rules and regulations thereunder) of both (a) the Directors of the Fund, and (b) the Independent Directors of the Fund cast in person at a meeting called for the purpose of voting on the Investor A Plan or such agreement.

         SECTION 5. The Investor A Plan shall continue in effect for a period of more than one year after it takes effect only so long as such continuance is specifically approved at least annually in the manner provided for approval of the Investor A Plan in Section 4.

         SECTION 6. Any person authorized to direct the disposition of monies paid or payable by the Investor A Plan Funds pursuant to the Investor A Plan or any related agreement shall provide to the Directors of the Fund, and the Directors shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

         SECTION 7. The Investor A Plan may be terminated at any time by vote of a majority of the Independent Directors, or, with respect to an Investor A Plan Portfolio, by vote of a majority of the outstanding Investor A Shares of the Investor A Plan Portfolio.

         SECTION 8. All agreements with any person relating to implementation of the Investor A Plan shall be in writing, and any agreement related to the Investor A Plan shall provide:

                  (a) That such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Directors or, with respect to an Investor A Plan Portfolio, by vote of a majority of the outstanding Investor A Shares of the Investor A Plan Portfolio, on not more than 60 days' written notice to any other party to the agreement; and

                  (b) That such agreement shall terminate automatically in the event of its assignment.

         SECTION 9. The Investor A Plan may not be amended to increase materially the amount of distribution expenses permitted pursuant to Section 1 hereof without approval in the manner provided in Section 3 hereof, and all material amendments to the Investor A Plan shall be approved in the manner provided for approval of the Investor A Plan in Section 4.

         SECTION 10. As used in the Investor A Plan, (a) the term "Independent Directors" shall mean those Directors of the Fund who are not interested persons of the Fund, and have no direct or indirect financial interest in the operation of the Investor A Plan or any agreements related to it, and (b) the terms "assignment", "interested person" and "majority of the outstanding voting securities" shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

         SECTION 11. This Plan amends in their entirety and supersedes the Distribution Plans of The Riverfront U.S. Government Securities Money Market Fund, The Riverfront U.S. Government Income Fund and The Riverfront Income Equity Fund in effect at the time of adoption and implementation of this Plan.

                                       THE RIVERFRONT FUNDS, INC.

                                       By
                                         -----------------------------

                                       BISYS FUND SERVICES LIMITED
                                       PARTNERSHIP

                                       By BISYS Fund Services, Inc.
                                       General Partner

                                       By
                                         -----------------------------



Adopted by the Directors of the Fund on June 8, 1994, as amended as of November 17, 1995